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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))


                               DIME BANCORP, INC.
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                (Name of Registrant As Specified In Its Charter)

                         NORTH FORK BANCORPORATION, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



1)  Amount previously paid:

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2)  Form, Schedule or Registration Statement No.

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3)  Filing party:

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4)  Date filed:
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                     [NORTH FORK BANCORPORATION, INC. LOGO]




                                                                    June 8, 2000

Dear Dime Stockholder:

     On March 5, 2000, North Fork Bancorporation, Inc. announced its intention to commence an offer to exchange each outstanding share of Dime Bancorp, Inc. common stock for 0.9302 shares of North Fork common stock and $2.00 in cash. At that time, our offer represented a 41% premium over the implied per share value to Dime stockholders of the then-pending merger transaction between Dime and Hudson United Bancorp. Nevertheless, your Board of Directors rejected our offer and maintained that its proposed merger with Hudson United was in the best interests of Dime stockholders.

     Evidently, you did not agree. Dime's apparent inability to obtain sufficient stockholder support for its proposed merger with Hudson United finally resulted in the termination of that transaction on April 28, 2000, almost two months after the announcement of our offer. At the time of the termination, Dime also announced that its Board of Directors would begin a "comprehensive exploration of all strategic options."

     Now almost six weeks have passed since the termination of the Dime-Hudson merger agreement, but Dime still has neither agreed to speak with us concerning our offer nor given any clear indication that it intends to find a buyer for the company. In fact, Dime has made certain public statements recently which we believe indicate that there is a substantial risk that Dime will choose to remain independent rather than seek a buyer for the company.

     The Dime Board of Directors is soliciting your proxy to vote your shares in favor of its director nominees at the upcoming annual meeting of stockholders of Dime. We are soliciting your proxy to WITHHOLD AUTHORITY for each of Dime's five director nominees because we believe that your vote will send a clear and unequivocal message to Dime's Board of Directors that you want Dime to immediately enter into good faith negotiations with North Fork and any other interested bidders with a view towards selling Dime in the near term. If our solicitation is successful, we believe your Board of Directors should respect the vote of its stockholders and take all necessary action to immediately seek a buyer for the company.

     WE URGE YOU TO VOTE TO WITHHOLD AUTHORITY FOR DIME'S DIRECTOR NOMINEES
BECAUSE:

     o YOUR VOTE TO WITHHOLD AUTHORITY CAN HELP PRE-EMPT ANY DECISION BY DIME TO REMAIN INDEPENDENT BY SENDING AN UNEQUIVOCAL MESSAGE TO YOUR BOARD OF DIRECTORS THAT YOU DO NOT SUPPORT A STAND-ALONE STRATEGY AND THAT YOU WANT THE COMPANY SOLD.
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     o   BY VOTING TO WITHHOLD AUTHORITY FOR DIME'S DIRECTOR NOMINEES, YOU CAN
         DEMAND THAT DIME PUT AN END TO ITS "COMPREHENSIVE EXPLORATION OF STRATEGIC OPTIONS" AND FINALLY START ENGAGING IN GOOD FAITH NEGOTIATIONS WITH NORTH FORK AND ANY OTHER INTERESTED BUYERS NOW.

     o A VOTE TO WITHHOLD AUTHORITY WILL SEND A WAKE-UP CALL TO YOUR BOARD OF DIRECTORS THAT IT IS TIME FOR THEM TO ACTIVELY TAKE CONTROL OF THEIR COMPANY AND DELIVER VALUE TO THE STOCKHOLDERS.

     YOUR VOTE IS ESSENTIAL! IF YOU WANT TO SEND A STRONG MESSAGE THAT YOU WANT DIME SOLD, VOTE TO WITHHOLD AUTHORITY FOR DIME'S DIRECTOR NOMINEES BY SIGNING, DATING AND RETURNING THE ACCOMPANYING GOLD PROXY CARD TODAY.

     Even if you previously have submitted a proxy card furnished by the Dime Board of Directors, it is not too late to change your vote.

     WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY.

     Thank you for your consideration and support.



                                           Sincerely,

                                       /s/ John Adam Kanas
                                           John Adam Kanas
                                           Chairman, President and
                                           Chief Executive Officer



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                                   IMPORTANT

 If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.

 Do not sign any proxy card you may receive from Dime.

 If you have any questions or need assistance in voting your shares, please call:


                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                            Toll Free: 1-800-755-7250
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